Exhibit 99.3

UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF
LOUISIANA (SHREVEPORT DIVISION)

)
In re:	)	Chapter 11
	)	Case No. 04-13259
	)	(Jointly Administered)
HOLLYWOOD CASINO SHREVEPORT, et. al.,))
)
Debtors	)
)
)

BLACK DIAMOND’S MOTION TO TERMINATE THE DEBTORS’ PERIOD OF
EXCLUSIVITY PURSUANT TO SECTION 1121(d) OF THE BANKRUPTCY CODE

Black Diamond CLO 2000-1 Ltd. and BDCM Opportunity Fund L.P. (together, “Black Diamond”), two of Hollywood Casino Shreveport’s (collectively, with the related debtors, the “Debtors”) largest creditors, hereby file this Motion to Terminate the Debtors’ Period of Exclusivity Pursuant to Section 1121(d) of the Bankruptcy Code (the “Motion”). In support thereof and as grounds therefore, Black Diamond states as follows:

PRELIMINARY STATEMENT

A debtor is granted a period of exclusivity to propose and solicit approval of a plan of reorganization under the Bankruptcy Code. The Court can terminate this period of exclusivity when another party in interest can show cause to do so. Cause exists when, among other things, a plan which has been filed is unconfirmable and/or when terminating exclusivity would propelthe case forward. The Debtors filed a plan of reorganization on or about November 2, 2004 (the “Debtors’ Plan”). First, the Debtor’s Plan is in reality the plan of two bondholder creditors, AlG and TCW. Accordingly, terminating exclusivity would not be inconsistent with the underlying policy or purpose of exclusivity which is to afford the debtor (not creditors) an opportunity to negotiate and propose a plan. Second, the Debtors’ Plan is unconfirmable because, among other things, it fails to comply with the good faith and legal compliance requirements of Bankruptcy Code § 1129(a)(3). The Debtors’ Plan was proposed neither in good faith nor in compliance with law because the Debtors’ Plan clearly fails to maximize the value of these estates. Black Diamond has made an offer to acquire the Debtors’ business which is more than $23 million higher than the Eldorado offer which forms the basis of the Debtors’ Plan. The Debtors have breached their statutory fiduciary duties by refusing to accept and move forward with the materially superior offer made by Black Diamond. Such conduct violates the requirements of the Bankruptcy Code, making the Debtors’ Plan unconfirmable. Third, terminating exclusivity will propel these cases forward by requiring all parties to put forward their best proposal/plan and permit all creditors to consider the alternatives and vote thereon. Absent such a result, these estates will be forced to bear the burden of significant additional administrative expenses caused by a failed plan. Therefore, the Debtors’ period of exclusivity should be terminated and Black Diamond should be permitted to submit an alternative plan of reorganization for consideration by all creditors, parties-in-interest and the Court.

FACTUAL BACKGROUND

1.                                       The Debtors own and operate the Hollywood Casino in Shreveport, Louisiana which opened in 2000 at a cost of more than $230 million. The Debtors have approximately 1,800 employees. The Debtors’ liabilities consist primarily of two series of bonds: (i) the $150 million 13% First Mortgage Notes (the “First Series”) and (ii) the $39 million 13% Senior Secured Notes (the “Second Series”) (collectively, the “Bonds”). Both the First Series and the Second Series are secured although not by identical collateral. The Debtors owe more than $230 million on account of the Bonds.

2.                                       On August 27, 2004, the Debtors entered into an agreement with Eldorado Resorts LLC (“Eldorado”, the agreement, the “Eldorado Agreement”) providing for a sale of the Debtors’ business and assets to Eldorado or its affiliates. Pursuant to the Eldorado Agreement, the Debtors are barred from soliciting higher or better bids. The Eldorado Agreement provides for the sale to be consummated pursuant to a plan of reorganization to be filed by the Debtors, whereby the reorganized Debtors would issue $140 million of new first mortgage notes, $20 million of PIK preferred equity securities, and a 25% non-voting equity interest in exchange for the Bonds. For a temporary investment of only $5 million, Eldorado would acquire all the voting securities of the reorganized Debtors. Eldorado would recoup its equity investment in no more than two years through a virtually guaranteed mandatory base management fee of $2.5 million per year. The payment of this fee has priority over payments on the new $140 million first mortgage notes. The Debtors incorporated the Eldorado Agreement into the Debtors’ Plan which was filed on or about November 1, 2004.

3.                                       The Eldorado Agreement resulted from a prepetition sale process conducted by the Debtors in close collaboration with an ad hoc committee consisting of two bondholders: funds advised or managed by American International Group, Inc. (“AIG”) and TCW.

4.                                       Dissatisfied with the initial results of the Debtors’ sale process, Black Diamond decided to become a bidder. As the Court is aware, Black Diamond submitted numerous offers to acquire the Debtors’ business including an offer on October 25, 2004 which was higher than the Eldorado offer. The Debtors did not engage Black Diamond in substantive negotiations. In fact, the Debtors abdicated the sale process to AIG and TCW.

5.                                       On September 10, 2004, Black Diamond, Wilhite Electric Company, Inc. and Broadmoor/Roy Anderson Corp. filed an involuntary chapter 11 bankruptcy petition

(“Involuntary Petition”) against the Hollywood Casino Shreveport. Creditors, Shreveport Paddlewheels, LLC and Greenwich Insurance Company, later joined the Involuntary Petition.

6.                                       On September 24, 2004, Black Diamond filed a motion for the appointment of an examiner (“Examiner Motion”). The Debtors contested both the Involuntary Petition and the Examiner Motion, leading to hearings on October 29 and October 30, 2004, resulting in this Court entering orders for relief with respect to the Debtors on October 30, 2004. Additionally, on November 19, 2004, the Court ordered the appointment of a mediator in lieu of an examiner. Mr. David S. Rubin (the “Mediator”) was appointed as the mediator, among other things, to review the prepetition bid process, to determine the value of the submitted bids and to recommend what, if any, additional bid processes should be undertaken during the reorganization process. The Mediator issued his report on February 14, 2005 (the “Mediator’s Report”).

7.                                       Prior to the issuance of the Mediator’s Report, a two day mediation occurred in Shreveport on January 24 and 25, 2005, which was attended by all of the parties involved. During the mediation, and as a result thereof, Black Diamond renewed its bidding efforts and made a substantially enhanced offer to acquire the Debtors’ business. This offer was formalized in a letter dated January 28, 2005 from Black Diamond’s attorneys to the Debtors’ attorneys, a copy of which is attached hereto as Exhibit A. (Ibis offer is referred to herein as the “January 28th Offer”). Thereafter, Black Diamond’s counsel circulated a letter dated February 4, 2005 (the “Black Diamond Letter”) to the parties summarizing the differences between the Eldorado Agreement and the January 28th Offer. A copy of this letter is attached hereto as Exhibit B.

8.                                       The Black Diamond Letter compares the terms of the Eldorado Agreement and the January 28th Offer as follows.

	Eldorado	January 28th Offer

Initial Cash Investment	$5 million	$7.5 million

Bond Payments	Year 1: No cash payment due	Year 1:5% cash pay, 5% accrual

	Year 2: No cash payment due	Year 2: 10% cash pay

	Years 3+: 10% cash pay	Years 3+: 10% cash pay

Preferred Interests	$20MM face amount	$22.5 MM face amount

Common Interests	Call by company at enterprise value of 6x EBITDAM	No call by Company

	Put by holders at enterprise value of 5.5x EBITDAM	Put by holders at enterprise value of 6x EBITDAM

Management Fee	$2.5 MM/year	$2.5 MM/year

	Incentive Management Fees of 15% above $20MM EBlTDA and 20% above $25MM EBlTDA	No Incentive Management Fees

“Skin in the Game” as additional incentive to perform	None above the $5MM, wbich will be recouped through management fees before any bond payment is due	In addition to the original $7.5MM investment, $28.25MM of pre-petition bonds

Optional $10MM Secured Revolving Credit Facility for Additional Liquidity	None	Black Diamond is willing to provide a $10MM secured revolving credit facility at LIBOR+250; pre-petition bondholders would be invited to Participate

9.                                       As this comparison demonstrates (and using the valuation method employed by the Debtors’ financial advisor), the present value of the January 28th Offer is greater than the present value of the Eldorado Agreement by $23.6 million. Thus, the January 28th Offer is the “highest and best” offer made to date for the Debtors’ business and maximizes the value of these estates.

10.                                 The Debtors and Official Committee of Bondholders (the “Bondholders’ Committee”) have refused to negotiate with Black Diamond, even when Black Diamond has substantially increased its offer. The Debtor’s and Bondholders’ Committee’s unwillingness to discuss issues with Black Diamond has been the case even when Black Diamond expressed its willingness to negotiate what likely are critical issues to bondholders who will become debt and equity holders such as governance protections and indenture covenants. Moreover, it appears, shockingly, that the Debtors and/or Bondholders’ Committee never even attempted to use the January 28th Offer in order to obtain an improved or better offer from Eldorado.

JURISDICTION AND VENUE

11.                                 The Court has jurisdiction over this Motion pursuant to 28 U.S.C. § 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

ARGUMENT

Cause Exits For This Court To Terminate Exclusivitv.

12.                                 Orders for relief were entered in the Debtors’ cases on October 30, 2004. Under section 1121(b) of the Bankruptcy Code, the Debtors had the exclusive right to file a plan of reorganization until 120 days after the entry of the order for relief. 11 U.S.C. § 1121(b). However, because the Debtors filed a plan within the initial 120 day period of exclusivity, the period of exclusivity is extended to 180 days from the entry of the Order for Relief to allow the Debtors to solicit acceptances of. 11 U.S.C. § 1121(c)(3). Accordingly, in this case, the 180 day period will expire on April 28, 2005.

13.                                 Upon request of a party in interest, and after notice and a hearing, the Court may reduce or increase the 120 day or 180 period of exclusivity for cause. 11 U.S.C. § 1121(d). Section 1121’s legislative history suggests that the exclusivity guidelines should not be used as a tactical tool to pressure parties to approve an unsatisfactory plan. See In re Geriatrics Nursing

Home. Inc.. 187 B.R. 128, 132 (Bankr. NJ. 1995) (citing In re Texaco. Inc.. 81 B.R. 806, 812 (Bankr. S.D.N.Y. 1988)).

14.                                 Section 1121(d) does not define what constitutes “cause”, so courts have approached the determination on a case-by-case basis. See In re Gibson & Cushman Dredging Corp., 101 B.R. 405, 409 (E.D.N.Y. 1989); In re Texaco. Inc.. 81 B.R. at 812. To determine whether cause exists to reduce the period of exclusivity, courts look to: (i) whether the debtor is using the time to force creditors to accept an unsatisfactory or unconfirmable plan; (ii) whether the debtor is trying to delay filing a plan; (iii) whether the debtor is being grossly mismanaged; and (iv) whether the debtor’s principals are feuding. See In re Situation Mgmt. Sys., 252 B.R. 859, 863 (Bankr. Mass. 2000) (citations omitted) (finding a new value plan justified termination of the period of exclusivity because competing plans were preferable to an auction). At least one court has stated that the primary consideration should be whether terminating a debtor’s period of exclusivity would facilitate moving the case forward. In re Dew Corning Corp., 208 B.R. 661, 670 (Bankr. E.D. Mich. 1997) (ultimately declining to terminate period of exclusivity because creditor’s plan was not in compliance with prior court orders).

The Debtors No Longer Are Entitled to Exclusivitv Because the Debtors Have Abdicated Control And The Plan Which Has Been Filed Is Not the Debtors’ Plan But Instead The Plan of Only Two Creditors.

15.                               The purpose of the exclusivity period is to allow a debtor the “opportunity to negotiate the settlement of its debts by proposing and soliciting support for its plan ofreorganization without interference — in the form of competing plans — from its creditors or others in interest.” In re Geriatrics Nursing Home, Inc., 187 B.R. at 131-132 (citing H.R. Rep. No. 595, 95th Cong., 2d Sess. 231-232 (1978), reprinted in 1978 U.S. C.C.A.N. 5787). Creditors and other interested parties are permitted to file plans after the termination of the period of exclusivity because there should be “a relative balance of negotiating strength between the debtors and creditors during the reorganization process.” In re Grossinger’s Assocs., 116 B.R 34,36 (Bankr. S.D.N.Y. 1990) (citing In re Lake in the Woods, 10 B.R. 338, 343 (E.D. Mich. 1981)). The Debtors’ Plan in this case does not represent the Debtors’ effort to negotiate or reorganize; rather, it is the plan (and particular strategic approach) of AIG and TCW, two creditors in this case. To allow these two creditors effectively to propose a plan during the exclusivity period while disallowing other creditors, such as Black Diamond, from proposing competing plans does not serve the purposes of the exclusivity period. A debtor’s plan is supposed to be free from competition with creditors’ plans; a debtor’s plan is not supposed, in fact, to be a creditor’s plan.

The Debtors’ Plan Is Unconfirmable Which Constitutes Cause For This Court To Terminate Exclusivitv.

16.                                 In these cases, the Debtors’ Plan is both unsatisfactory and unconfirmable because it fails to comply with Bankruptcy Code § 1129(a)(3) requiring that a plan may only be confirmed if it was “proposed in good faith and not by any means forbidden by law.” 11 U.S.C. § 1129(a)(3). This constitutes “cause” under Bankruptcy Code § 1121(d) to terminate the Debtors’ period of exclusivity.

17.                                 The Debtors’ Plan is proposed by means forbidden by law, namely, in violation of the Debtors’ fiduciary duty to maximize the value of these estates. It is well settled that a debtor- in-possession has a duty to maximize the value of the estate under the Bankruptcy Code. See, e.g. Louisiana World Exposition v. Fed. Ins. Co., 858 F.2d 233,245-246 (5th Cir. 1988) (finding a debtor-in-possession enjoys the same rights and duties as a trustee including the duty to maximize the value of the estate); In re Babcock and Wilcox Co., 2001 U.S. Dist. LEXIS 9660, *12-*13 (E.D. La. 2001); In re A. Angelle, Inc., 230 B.R. 287, 294 (Bankr. W.D. La. 1998) (finding a debtor-in-possession owed fiduciary duties of trustee, including duty to maximize value of the estate); see also 7 Lawrence P. King Collier’s on Bankruptcy ¶1107.02[4] (15th ed. rev. 2003).

18.                                 The January 28th Offer is clearly economically materially superior to the Eldorado Agreement proposed in the Debtors’ Plan. (Upon information and belief, the Debtors’ own financial advisor has valued the January 28th Offer as approximately $12 million higher than the Eldorado Agreement). The Debtors have a fiduciary duty to maximize the value of these estates. The Debtors’ fiduciary duties require them to accept the January 28th Offer because it is the offer which maximizes the value of these estates. Failure to do so is a breach of fiduciary duty and a violation of the Bankruptcy Code, making the Debtors’ Plan, which incorporates the less valuable Eldorado Agreement, unconfirmable. Proposal of an unconfirmable plan constitutes cause to terminate the Debtors’ period of exclusivity and such cause exists here. Moreover, the Debtors should not be permitted to use exclusivity to force creditors to accept an unsatisfactory and unconfirmable plan.

19.                                 The Debtors cannot, as they have done before and since commencement of these cases, simply do AIG and TCW’s bidding. The Debtors’ fiduciary duties run to all creditors, not AIG and TCW alone. The Debtors may argue that they are compelled to proceed with the admittedly less valuable plan endorsed by AIG and TCW because it is more likely to be confirmed. First, the Debtors have offered no analysis or data supporting this theory. Second, AIG and TCW’s desires are not relevant to the Debtors’ determination of which offer maximizes value to these estates. If it were otherwise, then large creditors bearing ill-will or a grudge against a certain prospective buyer of a debtor’s assets (as appears to be the case here) could force a debtor (and its other creditors) to accept an inferior offer (again, as appears to be the case here). It appears that no matter how much economically better the Black Diamond offer is, it will not be considered or accepted. This turns on its head the legal requirement that a debtor maximize the value of its estate.

20.                                 It should also be noted that although.styled as a plan of reorganization, the Debtors’ Plan essentially constitutes a sale of all of the Debtors’ assets. The Debtors have a duty, particularly when selling assets, to advance the estate’s interests by maximizing the value of the estate. See In re Food Barn Stores, Inc., 107 F.3d 558,564-565 (8th Cir. 1997); In re Martin, 91 F.3d 389,394 (3rd Cir. 1996); In re Midway Airlines, Inc., 6 F.3d 492,494 (7th Cir. 1993); In re Integrated Resources, Inc., 135 B.R. 746, 750 (Bankr. S.D.N.Y. 1992) (requiring debtors to show that a sale maximized the value of the asset sold and resulted in the highest and best offer). In the sale context, an auction which fosters a competitive bidding process helps to ensure that the maximum value is received for the item being sold. See, e.g.. In re Abbots Dairies of PA, Inc., 788 F.2d 143, 149 (3rd Cir. 1986)(discussing the value of an auction in evaluating asset sales); In re Food Barn Stores, Inc., 107 F.3d 558 (generally discussing the importance of competing bids to maximize value). In this case, as in the sale context, the “competition” of multiple offers will only serve to enhance the value of these estates. If the Debtors, in breach of their fiduciary duty, refuse to accept the higher and better January 28th Offer, at a minimum, the Court should permit competing plans so that the value of these estates can be maximized and all creditors (not only “out-of-the money” equity and/or two large bondholders) can have a voice in determining their fate.

21.                                 The Bondholders’ Committee, which substantially controlled the offering process, also owes a fiduciary duty to its constituents to maximize value. AIG and TCW owe a fiduciary duty to other bondholders, including Black Diamond, arising from their representation of the bondholders on the Bondholders’ Committee. While the bondholders on the Bondholders’ Committee may not be interested in maximizing the return on their investment, they owe a duty to maximize the other bondholders’ investments. Failure to consider the January 28th Offer and AIG and TCW effectively taking the position that it will not consider any offer from Black Diamond is a breach of AIG and TCW’s fiduciary duties to the bondholders in this case. To the extent that the Debtors’ Plan is a result of such a breach, it is proposed in violation of the Bankruptcy Code and is unconfirmable. Cause to terminate the Debtors’ period of exclusivity exists where, as here, the Debtors’ Plan is unconfirmable.

22.                                 The Debtors’ Plan also fails to comply with the good faith requirement of section 1129(a)(3). To meet the good faith requirement, the Debtors must show that, “the plan will fairly achieve a result consistent with the objectives and purposes of the Bankruptcy Code,” under the circumstances surrounding the formation of the plan. See 7 Lawrence P. King at ¶ 1129.03[3][a](iii)(A) (quoting In re Madison Hotel Assocs., 749 F.2d 410, 424-425 (7th Cir. 1984)). “The requirement of good faith must be viewed in light of the totality of the circumstances surrounding establishment of a Chapter 11 plan, keeping in mind the purpose of the Bankruptcy Code is to give debtors a reasonable opportunity to make a fresh start.” In re T-H New Orleans L.P., 116 F.3d 790,802 (5th Cir. 1997) (citing In re Sun Country Dev., Inc., 764 F.2d 406, 408 (5th Cir. 1985)). A plan does not have to be the one that the creditors themselves would have selected to meet the good faith requirement; however, the further the plan diverges from the goals of the Bankruptcy Code, the more likely it is proposed in bad faith. Id. at 802; King at ¶1129.03[3][a](iii). Maximizing the value of the estate is a principal goal of the Bankruptcy Code which should be considered in determining whether a plan was proposed in good faith. See In re General Teamsters, 265 F.3d 869, 877 (9th Cir. 2001) (citing In re Capital West Investors, 186 B.R. 497, 499 (N.D. Cal. 1995)).

23.                                 The Debtors’ Plan was not proposed in good faith in light of all of the circumstances surrounding the Eldorado Agreement, the relationships of the parties involved, the

Debtors’ and AIG’s and TCW’s refusal to negotiate in good faith with Black Diamond, and the failure to consider the January 28th Offer. Simply put, the Eldorado Agreement does not comply with the purposes of the Bankruptcy Code because it does not maximize value for the Debtors’ creditors. The fact that the Debtors, apparently led by the Bondholders’ Committee, are keeping their heads in the sand and refusing to consider the January 28th Offer which offers tens of millions of dollars in additional value is ludicrous and clearly not in synch with the goals of the Bankruptcy Code.

Terminating Exclusivity Would Propel These Cases Forward To Conclusion And Likelv Save These Estates The Burden of Significant Additional Administrative Expenses.

24.                                 Finally, allowing Black Diamond to terminate the Debtors’ period of exclusivity and propose a competing plan will allow the reorganization effort to move forward. Terminating the Debtors’ period of exclusivity, thereby allowing Black Diamond to file a plan based on the January 28th Offer, would allow the Court to have a simultaneous confirmation hearing on the two plans. Black Diamond is prepared to file a plan once the period of exclusivity is terminated. The two plans should be tracked together to expedite the resolution of the bankruptcy proceeding and allow all of the Debtors’ creditors to evaluate their options.

25.                                 Additionally, unless the Court permits the Debtors’ Plan and Black Diamond’s plan to proceed together, it is likely that these estates will be forced to bear the burden of significant additional administrative expenses. Specifically, if the plans proceed together, creditors and this Court can assess them and a determination can be made as to which plan should be confirmed (of course, one consideration will be the legal confirmability of each such plan). If only the Debtors’ Plan is allowed to go forward, Black Diamond believes that the Debtors’ Plan will not be able to be confirmed and the plan process will have to start all over again, causing significant administrative expenses to be incurred at the expense of these estates.

Accordingly, it makes the most sense to let these plans proceed together so that they can now be considered by all creditors, parties-in-interest and this Court.

WHEREFORE, Black Diamond respectfully requests that this Court:

(i) Terminate the Debtors’ period of exclusivity to propose and file a plan of reorganization and to solicit acceptances with respect thereto, in order to allow Black Diamond to file a plan of reorganization and disclosure statement and “track” the Debtors’ Plan and Black Diamond’s plan together; and

(ii) Grant such other and further relief to Black Diamond as is just and appropriate under the circumstances.

Respectfully submitted,

BDCM OPPORTUNITY FUND, L.P., BLACK
DIAMOND CLO 2000-1, LTD.,

By their attorneys,

/s/ Robert W. Raley
Robert W. Raley, Esq.
LAW OFFICES OF ROBERT W. RALEY
290 Benton Road Spur
Bossier City, Louisiana 71111
(318)747-2230

-and-

/s/ Joseph F. Ryan & /s/ Jeffery L. Jonas
Joseph F. Ryan, Esq.
Jeffrey L. Jonas, Esq.
BROWN RUDNICK BERLACK ISRAELS LLP
One Financial Center
Boston, MA 02111
(617) 856-8200